SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 1, 2012
(Date of Earliest Event Reported)

AMERICAN INTERNATIONAL INDUSTRIES, INC.
(Exact Name Of Registrant As Specified In Its Charter)

Nevada	1-33640	88-0326480
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Cien Street, Suite 235, Kemah, TX		77565-3077
(Address of Principal Executive Offices)		(ZIP Code)

 Registrant's Telephone Number, Including Area Code: (281) 334-9479

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On March 5, 2010, American International Industries, inc. ("American" or the "Registrant") filed suit against Rubicon Financial Corporation (OTCBB: RBCF.OB), a Nevada corporation with offices in Irvine, CA ("Rubicon"), and Rubicon's control person, Joe Mangiapane, in the District Court, 281st Judicial District, Harris County, TX, for breach of contract, rescission, fraudulent inducement, common law fraud and fraud in the sale of securities. The action related to the acquisition by American on November 27, 2007, of 1,000,000 restricted shares of Rubicon's common stock for a $1,000,000 cash payment and the issuance of 200,000 restricted shares of American's common stock, valued at $4.90 per common share based upon the closing market price on the date of acquisition.

On August 19, 2011, American received a default judgment for fraud and breach of contract against Rubicon in the amount of $2,000,000 plus attorney's fees and accrued interest at 5% per annum by the 281st District Court, following which American, through California counsel, commenced a separate proceeding seeking to enforce the judgment against Rubicon in a court of competent jurisdiction in Orange County, CA.

Rubicon has filed a separate action with the same District Court in Harris County, TX, seeking to have the judgment vacated and seeking sanctions against American. On May 1, 2012, the default judgment was vacated by the District Court but Rubicon's demand for sanctions was denied. The District Court determined that American would not suffer injury because a new trial was granted. As a result of the order vacating the default judgment, the proceeding to enforce the default judgment in California has been stayed until July 9, 2012.

American is currently evaluating with its counsel whether to appeal the order of the 281st Judicial District Court. Notwithstanding the foregoing, American believes that it will prevail in this matter either upon appeal or following a new trial on the merits of its causes of action against defendants Rubicon and Mangiapane, seeking damages of approximately $2 million.

SIGNATURES

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ DANIEL DROR
   CEO, PRESIDENT AND CHAIRMAN
   Dated: May 9, 2012